EXHIBIT 99
FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
March 16, 2009	Mary Waters
Farmer Mac
202-872-7700

Farmer Mac Reports 2008 Results
Reduces Quarterly Dividend on Common Stock
Continues in Capital Compliance with
Outstanding Business Volume Exceeding $10 Billion

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported a fourth quarter net loss of $61.1 million, or $6.03 per diluted common share for the three months ended December 31, 2008, and a full year 2008 net loss to common stockholders of $154.1 million or $15.40 per diluted common share.  These results primarily reflected fourth quarter losses on financial derivatives and provisions for losses principally related to certain of its credits in the ethanol sector and the previously announced third quarter losses on certain investments.  Consistent with Farmer Mac’s focus on capital compliance, the board of directors reduced the common stock dividend to $0.05 per share from its previous level of $0.10 per share.  The common stock dividend will be payable on April 3, 2009 to stockholders of record on March 24, 2009.

“The unprecedented turmoil in the capital markets and the sharp downturn in the national economy have been significant factors in causing the second half of 2008 to be the most difficult in Farmer Mac’s history,” said Michael A. Gerber, Farmer Mac’s newly appointed President and Chief Executive Officer.  “In response, we have begun taking actions intended to mitigate the impact of these conditions going forward.  We have concluded a review of Farmer Mac’s investment portfolio operations and taken actions to address the difficult market dynamics that have emerged and seem likely to prevail in the time ahead.  We have adjusted our funding strategies to reduce the reliance on financial derivatives that have adversely affected our capital position, notwithstanding that all of our derivatives have been economically effective.

“Despite the difficult second half of 2008, Farmer Mac has continued to have access to the debt markets to fund its program assets.  We raised $124.2 million in capital through preferred stock offerings at the end of the third quarter and during the fourth quarter, ensuring compliance with regulatory capital requirements.  As we look ahead to Farmer Mac responding to the credit needs of rural America in 2009 and beyond, capital strength will continue to be important.  Within this context, the Corporation’s Board of Directors decided to reduce the quarterly common stock dividend from 10 cents per share to 5 cents per share.”

Loans underlying the Corporation’s guarantees and commitments grew to a record $10.1 billion at year end and, with the exception of ethanol loans, continued to perform well during 2008.  Delinquencies on non-ethanol loans have remained near historically low levels consistent with the strength of the U.S. agricultural economy through the end of the year.  Farmer Mac’s 90-day delinquencies, including ethanol loans, were $67.1 million, representing 1.35 percent of the portfolio, as of December 31, 2008.  Excluding the ethanol loans, 90-day delinquencies were $17.9 million, or 0.36 percent of the portfolio.  The fourth quarter provisions for losses of $17.2 million were largely due to the bankruptcy of one ethanol producer and construction issues related to another ethanol plant.  The ethanol industry has suffered due to the volatility of commodity prices.  While those prices have stabilized, the industry still faces significant challenges.

“Farmer Mac’s outlook for 2009 is mixed,” Mr. Gerber continued.  “We expect the turmoil in the financial markets will continue to create challenges to Farmer Mac’s ability to raise capital and securitize its assets.  While agriculture has been strong, the industry is not insulated from the effects of the economic downturn.  Some sectors continue to prosper, while others, such as ethanol producers, dairy farmers and the protein sector (e.g., cattle, poultry and pork producers) are experiencing pressure on profitability.  In addition, significant portions of California and Texas are facing the effects of persistent drought.  Farmer Mac continues to closely monitor developments in those industries and areas experiencing stress.  We anticipate stress in the portfolio is likely to increase in 2009, although any resultant credit issues are expected to remain within manageable levels.

“Looking ahead, there should be a growing need for financial vehicles to expand credit availability to those agricultural industries that have sound financial fundamentals due to the broader trends underway now, such as the deleveraging of capital.  These trends will likely have the effect of reducing credit availability from traditional lenders to the agricultural sector.  This presents opportunities that Farmer Mac is actively pursuing.

“There will also be opportunities for loan growth in the rural utilities segment, a new area for Farmer Mac as a result of the legislative expansion of its charter in May 2008.  Farmer Mac expects to continue the growth it experienced in this sector during 2008 in providing financing to rural utilities lenders.  Farmer Mac expects that demand for rural utilities loans will be robust, particularly as the industry adds significant new capacity for the first time since the 1970s. Furthermore, additional power transmission lines will need to be constructed as the development of wind and solar power plants increase the demand for means to transfer power from the source of clean power generation to the ultimate consumer.  Farmer Mac’s ability to participate in the growth of the rural utilities portion of its business will be limited by Farmer Mac’s limits on borrower exposures and its overall risk tolerance.  Public policy shifts in the energy sector may also alter Farmer Mac’s opportunities in this area, as electrical power generated by and for rural electric cooperatives tends to be biased toward coal as a fuel.”

In addition to reporting financial results on a GAAP basis, Farmer Mac also reports its core earnings, a non-GAAP measure.  Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends before the effects on earnings of changes in the fair values of financial derivatives and trading assets.  Those changes reflect the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (“SFAS 159”).  Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

Core earnings were a loss of $8.8 million or $0.86 per diluted share for fourth quarter 2008, compared to core earnings of $10.5 million or $1.00 per diluted share for fourth quarter 2007.  For the year ended December 31, 2008, core earnings were a loss of $81.5 million or $8.15 per diluted share, compared to 2007 core earnings of $29.9 million or $2.82 per diluted share.  Excluding the effects of the other-than-temporary impairment charges recognized during 2008, core earnings would have been $24.7 million.  Farmer Mac had no other-than-temporary impairment charges during 2007.

A reconciliation of Farmer Mac’s GAAP net (loss)/income available to common stockholders to core earnings is presented in the following table; that reconciliation is supplemented by a further adjustment related to the impairment losses on investments to assist in the comparison of results to prior periods.[

Reconciliation of GAAP Net (Loss)/Income Available to Common Stockholders to Core Earnings

	Three Months Ended				For the Year Ended December 31,
	December 31, 2008		December 31, 2007		2008		2007
	(in thousands, except per share amounts)
		Per		Per		Per		Per
		Diluted		Diluted		Diluted		Diluted
		Share		Share		Share		Share

GAAP net (loss)/income available
to common stockholders	$ (61,118)	$ (6.03)	$ (9,300)	$ (0.90)	$ (154,080)	$ (15.40)	$ 4,421	$ 0.42

Less the effects of SFAS 133
and SFAS 159:
Unrealized losses on financial
derivatives, net of tax	(59,537)	(5.88)	(19,806)	(1.90)	(66,027)	(6.60)	(25,758)	(2.43)

Unrealized gains/losses on
trading assets, net of tax	7,166	0.71	-	-	(6,915)	(0.69)	-	-

Net effects of settlements on
agency forward contracts,
net of tax	25	-	(14)	-	372	0.04	267	0.03

Core earnings	$ (8,772)	$ (0.86)	$ 10,520	$ 1.00	$ (81,510)	$ (8.15)	$ 29,912	$ 2.82

Impairment losses on investments	(3,788)	(0.37)	-	-	(106,240)	(10.62)	-	-

Total	$ (4,984)	$ (0.49)	$ 10,520	$ 1.00	$ 24,730	$ 2.47	$ 29,912	$ 2.82

As discussed above, Farmer Mac’s fourth quarter was adversely affected by provisions for losses of $17.2 million, bringing the full effect on 2008 to $17.8 million.

Farmer Mac’s effective net interest spread was 106 basis points ($58.2 million) for the year ended December 31, 2008, compared to 78 basis points ($40.6 million) for the year ended December 31, 2007.  Farmer Mac’s short-term borrowing costs were considerably lower in 2008 compared to 2007.  Throughout 2008, Farmer Mac’s interest rate sensitivity remained low, despite the significant volatility in the financial markets.  As of December 31, 2008, Farmer Mac’s effective duration gap was minus 2.4 months compared with plus 0.6 months as of September 30, 2008.

On September 30, 2008 and on December 15, 2008, Farmer Mac issued $65.0 million and $85.0 million, respectively of Series B Preferred Stock.  The Series B Preferred Stock is reported as Mezzanine Equity on Farmer Mac’s Balance Sheet and is a component of Farmer Mac’s core capital for the determination of statutory and regulatory capital compliance.  Farmer Mac also repurchased the remaining Series A Preferred Stock during the fourth quarter and issued new Series C Preferred Stock.  As a result of the issuance of Series B and Series C Preferred Stock, Farmer Mac’s core capital exceeded the statutory minimum capital requirement by $13.5 million as of December 31, 2008.  As of the date of this release, Farmer Mac estimates that excess capital of $13.5 million has increased due to significant increases to the fair values of its financial derivatives.

More complete information on Farmer Mac’s performance for the quarter and year ended December 31, 2008 is set forth in the Form 10-K filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments.  Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:  (1) the ability of Farmer Mac to increase its capital in an amount sufficient to enable it to continue to operate profitably and provide a secondary market for agricultural mortgage and rural utilities loans; (2) the availability of reasonable rates and terms of debt financing to Farmer Mac; (3) fluctuations in the fair value of assets held by Farmer Mac, particularly in volatile markets; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) borrower preferences for fixed rate agricultural mortgage indebtedness; (7) legislative or regulatory developments that could affect Farmer Mac; (8) increases in general and administrative expenses attributable to changes in the business and regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (9) the willingness of investors to invest in Farmer Mac Guaranteed Securities; and (10) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac.  Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC earlier today.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release.  Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac (as well as the Annual Report on Form 10-K referenced above) is available on Farmer Mac’s website at www.farmermac.com.  The conference call to discuss Farmer Mac’s fourth quarter 2008 financial results and the Corporation’s Form 10-K for 2008 will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time, Tuesday, March 17, 2009, and an audio recording of that call will be available on Farmer Mac’s website for two weeks after the call is concluded.

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